Exhibit 5.1

June 14, 2021	White & Case LLP 1221 Avenue of the Americas New York, NY 10020-1095
Hess Corporation 1185 Avenue of the Americas New York, NY 10036	T +1 212 819 8200 whitecase.com

Re: Hess Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hess Corporation, a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 12,000,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), reserved for issuance pursuant to the Company’s 2017 Long-Term Incentive Plan, as amended (the “2017 Plan”).

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	Registration Statement;

(b)

a copy of the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”, dated May 3, 2006 filed as Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2006, as amended by the Amendments to the Certificate of Incorporation dated May 22, 2013 and May 12, 2014 filed as Exhibits 3.1 to the Company’s Current Reports on Form 8-K, filed with the Commission, respectively, on May 22, 2013 and May 13, 2014);

(c)	a copy of the By-laws of the Company, as amended effective May 6, 2020, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020;

(d)	a copy of Resolutions of the board of directors of the Company adopted on March 3, 2021; and

(e)	the 2017 Plan.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Hess Corporation June 14, 2021

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Shares reserved for issuance pursuant to the 2017 Plan, as referenced above, have been duly authorized for issuance and sale pursuant to the 2017 Plan by all necessary corporate action of the Company, and when issued as provided under the 2017 Plan, they will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction. The opinion expressed above is limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter. This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

DJ:EG:SB:CL